Exhibit 99.1

Press Release                                                  Source: VoIP, Inc


VoIP, Inc. Signs Contract to Acquire VoIP Business of WQN, Inc.


FORT LAUDERDALE, Florida August 9, 2005--VoIP, Inc. (VOII.OB) today announced that it has entered into an Asset Purchase Agreement to acquire the assets and properties utilized by WQN, Inc. (NASDAQ; WQNI) in its voice-over-Internet business. The acquired business will operate as a wholly owned subsidiary of VoIP, Inc.


Under the Asset Purchase Agreement, V0IP, Inc. will issue a $3,700,000 Convertible Note, 1,250,000 shares of Common Stock and a warrant to purchase 5,000,000 shares of Common Stock for nominal value. The Convertible Note will convert automatically to Convertible Preferred Stock at the time such stock is authorized by the company. Details of the agreement and the transaction are contained in a Form 8-K filed today by VoIP, Inc.


WQN revenues in the first quarter of 2005 were $7.6 million, a significant increase over $2.0 million in the first quarter of 2004. Wholesale telephony revenue increased to $5.1 million compared to $16,000 in the same period a year ago. Retail telephony revenue was $2.5 million, up from $2.0 million in the first quarter of 2004. Revenues of the acquired business during 2004 were $15.2 million.


WQN is an international IP telephony company. It carries international long distance calls over its enhanced services platform through one of two methods: over its own Internet network, which involves transmission through our Internet gateways, and over its network of leased traditional long distance telephone lines. All of WQN's calls are made from phone-to-phone over its networks. The voice quality of an Internet carried calls is virtually the same as an international telephone call carried over a traditional telephone line. WQN focuses on the international long distance market, with particular emphasis on the calling patterns between the United States and various countries. Its virtual calling cards may be used to call from the United States to other countries, to call from other countries to the United States, or to call between countries outside the United States.


WQN Products and services are also sold through a network of over 90 private distributors. Through this network the company estimates that their services are sold through over 10,000 retail outlets of which more than 5,000 retail outlets are located in Southern California.


"The WQN, Inc acquisition provides VoIP, Inc with 60,000 retail customer using various VoIP complementary and unique products and services," said Steven Ivester, CEO of VoIP, Inc. "We are excited to be able to transition their technology and applications to our VoiceOne Network. With the move to our network and operation we expect to immediately realize increased margins and greater international presence. Once WQN is fully integrated into VoIP,Inc., we expect to recognize a material increase in annual revenue from the WQN acquisition based on their current sales."


About VoIP, Inc.



VoIP, Inc (OTB: VOII) is an emerging global service provider for advanced communications services utilizing Voice over Internet Protocol (VOIP) as its core technology component. Providing carrier class services to leading domestic and international carriers, cable operators, and service providers through its industry leading proprietary technology worldwide. Leveraging its nationwide Multi-Protocol Label Switching (MPLS) network, and continued deployment of advanced communications services, the company is enabling its customers worldwide to gain entry into this emerging space with products including voice termination/origination, e911, CALEA, Broadband Voice, IP Centrex, and more.

The company provides the broadest, and most advanced suite of services through its portfolio of inter-related subsidiaries dedicated to the growing needs, and advancing technology in the marketplace. For more information on the company please visit the company's web site: http://www.voipinc.com.


About WQN, Inc.


WQN, Inc. is a Voice Over Internet Protocol (VoIP) telephony company providing international long distance services. WQN's customers utilize the company's enhanced VoIP services platform to make and receive calls using their home phone, business phone, personal computer and mobile phone. The Company is headquartered in Dallas, Texas and has offices in Los Angeles, California, and New Delhi, India. For more information on the company please visit the company's web site: http://www.wqn.com


Safe Harbor


Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.


The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.



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Contact:


     VoIP, Inc., Fort Lauderdale


     Steven Ivester, 954-434-2000


     sivester@voipinc.com

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Source: VoIP, Inc.